Exhibit 10.3

July 22, 2014

Barrie Seidenberg

Dear Barrie,

We are pleased to extend you this offer of continued employment as the Chief Executive Officer (CEO) of Viator, Inc. (“Viator”) in connection with the Agreement and Plan of Merger among TripAdvisor, LLC (the “Company”); Viator and a subsidiary of the Company to be formed (the “Merger Sub”), pursuant to which the Merger Sub will merger with and into Viator and Viator will become a wholly owned subsidiary of the Company (the “Transaction”).  This offer is contingent upon consummation of the Transaction, will remain in effect until the Closing (as defined in the Agreement and Plan of Merger) of the Transaction, and may be accepted by countersigning where indicated at the end of this letter.  As noted above, this offer is contingent upon Closing of the Transaction and, while this offer may be executed by the parties prior to the Closing, will not become effective until the date of Closing. Your start date under this offer letter will be effective from the date of Closing (the “Start Date”); however your previous service with Viator will be fully credited and recognized for purposes of Viator and Company seniority and benefits.  Your employer will continue to be Viator but as set forth below, you will participate in Company compensation and benefit programs.  You will also be a VP1 of the Company.

Duties and Extent of Service

As CEO of Viator, consistent with your duties and responsibilities as of immediately before the Closing, you will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as the Company may from time to time designate (consistent with your role). You shall report directly to the Company chief executive officer.  You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.  Except for vacations and absences due to temporary illness, you will be expected to devote your full business time and effort to the business and affairs of the Company.  Notwithstanding the foregoing, you may serve as a board member or consultant to other entities (up to two in the aggregate) with the prior written consent of the Company.

Compensation

In consideration of your employment with Viator, Viator (or the Company) will continue to pay you the same base salary of $250,000 commencing on the Start Date and through December 31, 2014, and effective January 1, 2015, a base salary of $325,000 per year, in each case payable in accordance with Viator’s or the Company’s standard payroll practices as applicable.  For calendar year 2014, if not previously paid, you will receive minimum bonus payments of $18,750 each in the first week of August 2014, November 2014 and February 2015, respectively, and an additional minimum bonus of $75,000 in the first week of February 2015 and further provided that such bonus amounts may be increased depending upon Viator financial performance in 2014 (collectively, such bonuses are the “2014 Bonus”).    Commencing as of January 1, 2015, you will for each calendar year also be entitled to receive an annual bonus targeted at 50% of your base salary for the applicable year, subject to meeting individual and Company objectives, as determined by the Board of Directors of the Company.  Other than the 2014 Bonus, such annual bonuses will be paid to you at the same time that bonuses are paid to other Company executives and you shall be eligible for a full annual bonus if you are employed as of the last day of the applicable calendar year.

Equity

Existing Award

The Company, by and through its parent company TripAdvisor, Inc. (the ultimate parent of the Company), agrees to assume those certain unvested in-the-money Viator stock options held by you as of the date of Closing (the “Existing Award”).  In light of the Transaction, the Existing Award will represent the right to receive stock options to purchase shares of TripAdvisor, Inc. with the exact number of shares and exercise price to be determined such that the in-the-money value of the new award immediately after the Closing shall be equivalent to the in-the-money value of Existing Award as of immediately before the Closing.  The new options will in all respects have the same terms and conditions as their counterpart of the Existing Award including being subject to the same vesting conditions as the Existing Award.

To the extent you resign from your position with the Company because you are required to be based more than 20 miles from your job location or residence on the Start Date,  except for reasonably required travel on business that is not materially greater than such travel requirements in connection with your position at Viator prior to the Start Date, then any portion of the Existing Award which is unvested shall automatically vest in full.

           Retention Grant

On the Start Date, TripAdvisor, Inc. shall grant you an award of restricted stock units covering shares of common stock of TripAdvisor, Inc. (“RSUs”), with a value (as calculated below) of $1,000,000 (in USD) (“Retention RSUs”). This one-time grant of Retention RSUs is made pursuant to the TripAdvisor, Inc. 2011 Stock and Annual Incentive Plan, as amended (as the same may be amended from time to time, the “2011 Plan”). The number of Retention RSUs granted will be determined based on an award value of $1,000,000 (in USD) divided by the closing price of TripAdvisor, Inc. common stock on the last trading day prior to the date of Closing, rounded down to the nearest whole share. The Retention RSUs will vest 25% on each of the first four anniversaries of the Start Date, subject to earlier forfeiture terms and conditions specifically provided for below.  After the Closing, you will receive additional information including an which will  govern the terms of the award.  Any award agreements shall contain terms not in conflict with the foregoing terms. As a condition to this grant, you agree to forfeit your eligibility to participate in the TripAdvisor, Inc. annual grant of equity in the first quarter of 2015.

RSU & Stock Option Grant

On the Start Date, TripAdvisor, Inc. shall also grant you an additional award of RSUs with a value (as calculated below) of $500,000 (in USD) and options to purchase shares of common stock of TripAdvisor, Inc. (the "Stock Options") with a value (as calculated below) of $500,000 (in USD).  This one-time grant of RSUs and Stock Options is made pursuant to the 2011 Plan.  The number of RSUs granted will be determined based on the award value of $500,000 (in USD) divided by the closing price of TripAdvisor, Inc. common stock on the last trading day prior to the date of Closing, rounded down to the nearest whole share.  The number of Stock Options granted will be determined by dividing the award value of $500,000 (in USD) by the Black-Scholes value of the Stock Options (as determined by TripAdvsior, Inc., in its sole discretion, using the closing price of TripAdvisor, Inc. common stock (and other Black-Scholes input variables measured) on the last trading day prior to the date of Closing, rounded down to the nearest whole number).  The per share exercise price of the Stock Options will be equal to the fair market value of a TripAdvisor, Inc. common share on the date of grant.  Both RSU and Stock Option awards will vest 25% on each of the first four anniversaries of the Start Date, subject to earlier forfeiture terms and conditions specifically provided for in the 2011 Plan.  After the Closing, you will receive additional information, including award agreements, which will govern the terms of the RSUs and Stock Options.  Any award agreements shall contain terms not in conflict with the foregoing terms.

Additional Benefits

You will be entitled to participate in such employee benefit plans and fringe benefits as may be offered or made available by the Company from time to time to its employees and to persons who are at the VP1 level or below.  You will also be entitled to paid vacation annually, based on your seniority (including prior service) in accordance with the Company’s standard policies provided however that commencing on the Start Date you shall accrue at least four weeks of paid vacation each year.  Your participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which you shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefit plans and fringe benefits.

Nondisclosure, Developments and Non-Competition

   As a condition of employment and in consideration of the benefits herein, you agree to sign the Company's Non-Disclosure, Developments and Non-Competition Agreement.   A copy is attached hereto as Exhibit A.

No Conflicting Obligation

You hereby represent and warrant that the execution and delivery of this offer letter, the performance by you of any or all of the terms of this offer letter and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at any time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services.

At-Will Employment; Termination Without Cause; Resignation With Good Reason

Please note that this offer letter is not a contract of employment for any specific or minimum term and that the employment offered hereby is terminable at will.  This means that our employment relationship is voluntary and based on mutual consent.  You may resign your employment with or without Good Reason (as defined below), and the Company likewise may terminate your employment, at any time, with or without Cause (as defined in Section 1(h)(ii) of the 2011 Plan as in effect on the Start Date) and with written notice.  Any prior oral or written representations to the contrary are void, and any future representations to the contrary are also void and should not be relied upon unless they are contained in a formal written employment contract signed by an officer of the Company and expressly stating the Company’s intent to modify the at-will nature of your employment.

“Good Reason” shall mean the occurrence of any of the following without your prior written consent: (A) the Company’s material breach of any material provision of this offer letter, (B) the material reduction in your title, duties, reporting responsibilities (provided that a change in reporting structure shall not be considered Good Reason so long as the individual you are directly reporting to has a title and job level that is higher than yours) or level of responsibilities as Chief Executive Officer of Viator and VP1 of the Company, (C) the material reduction in your annual base salary or your total annual compensation opportunity, or (D) the relocation of your principal place of employment more than 20 miles outside the San Francisco, California metropolitan area, provided that in no event shall your resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (D) shall have occurred and you provide the Company with written notice thereof within 30 days after you have knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that you believe constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after receipt of such notice, and (z) you resign within 90 days after the date of delivery of the notice referred to in clause (x) above.

Upon a Termination of Employment (as defined in the 2011 Plan) by the Company (or by Viator) for other than Cause, death or Disability (as defined in the 2011 Plan), or by you for Good Reason (as defined above), then:

i.the Company shall continue to pay you your base salary then in effect in accordance with normal payroll practices (but disregarding any reduction in base salary that constituted Good Reason) for six months following the date of termination;

ii.the Company shall pay you within 30 days of your Termination of Employment a cash amount that is equal to the sum of any unpaid portion of the 2014 Bonus plus any unpaid annual bonus;

iii.the Company shall pay you an amount equal to the annual bonus on a pro rata basis for the year in which the Termination of Employment occurs, any such payment to be paid based on actual performance during the year in which the Termination of Employment has occurred based on the number of days of employment during such year relative to 365 days, such amount to be payable in a cash lump sum at the time as such annual bonus would otherwise have been paid;

iv.the Company shall pay for your (and your dependents) continued participation in all Company group health, medical, dental and vision plans that you were covered by as of immediately before your Termination of Employment with such coverage extending for six months commencing on the first day of the calendar month following the month of the Terminaton of Employment;

v.any portion of the Existing Award then currently outstanding and unvested at the time of such termination shall vest as of the date of such Termination of Employment;

vi.Any portion of the Retention Grant and RSU & Stock Option Grant referred to above then currently outstanding and unvested at the time of such Termination of Employment which would, but for the Termination of Employment, have vested during the 12 months following such date of termination, shall vest and be immediately exercisable (and with respect to awards other than stock options and stock appreciation rights, settle) as of the date of such Termination of Employment.  For avoidance of doubt, if the Retention Grant or RSU and RSU & Stock Option Grant referred to above have not yet been fully granted then such ungranted portions shall automatically be deemed to have been granted as of immediately before the Termination of Employment.

Governing Law; Waiver of Jury Trial and Punitive Damages

This offer letter shall be governed by and construed in accordance with the internal substantive laws of the state of California.  EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

Entire Agreement; Amendment

This offer letter (together with the Nondisclosure, Developments and Non-Competition Agreement) and the Key Employee Joinder, Release, Non-Competition, Non-Solicitation and Waiver, set  forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby (provided however that you shall continue to receive any benefits or rights that are provided to you under the Transaction’s Agreement and Plan of Merger or under any Viator indemnification agreement or directors and officers errors and omissions liability insurance policy).  No prior agreement, whether written or oral, shall be construed to change or affect the operation of this offer letter in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this offer letter is hereby revoked and superseded.  In the event of any conflict in terms between this offer letter and any other agreement between you and the Company or Viator or any Company plan or policy, the terms of this offer letter shall prevail and govern.  This offer letter and any payments or benefits provided to you shall be interpreted, construed, and administered to comply with Internal Revenue Code Section 409A (“409A”) and to avoid the imposition of any 409A taxes upon you.

This offer letter may be amended or terminated only by a written instrument executed both by you and the Company.

We are excited to have you on the team!  Please acknowledge your acceptance of this offer and the terms of this offer letter by signing below and returning a copy to me.

Sincerely,

By:	/s/ STEPHEN KAUFER
Name:	Stephen Kaufer
Title:	CEO

TRIPADVISOR LLC

/s/ BARRIE SEIDENBERG
BARRIE SEIDENBERG

Date:	July 22, 2014

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this offer letter prior to signing hereunder.